Exhibit 99

News/Information

Investor Relations

P. O. Box 1113

Minneapolis, MN 55440

FOR IMMEDIATE RELEASE

March 24, 2021

Contact:  (analysts) Jeff Siemon:  763-764-2301

(media) Mollie Wulff:  763-764-6364

GENERAL MILLS REPORTS FISCAL 2021 THIRD-QUARTER RESULTS

•	Net sales increased 8 percent to $4.5 billion; organic net sales[1] increased 7 percent
•	Operating profit increased 27 percent to $827 million; constant-currency adjusted operating profit increased 5 percent
•	Diluted earnings per share (EPS) totaled $0.96, up 30 percent from the prior year; adjusted diluted EPS of $0.82 increased 6 percent in constant currency
•	Company provides outlook for full-year organic net sales growth and adjusted operating profit margin; announces resumption of share repurchase activity beginning in the fourth quarter

¹ Please see Note 7 to the Consolidated Financial Statements below for reconciliation of this and other non-GAAP measures used in this release.

MINNEAPOLIS, Minn. – March 24, 2021 – General Mills (NYSE: GIS) today reported results for the third quarter ended February 28, 2021.

“We continued to execute well and delivered profitable growth in the third quarter,” said General Mills Chairman and Chief Executive Officer Jeff Harmening.  “We’ve made good progress on our fiscal 2021 priorities, including competing effectively, fueling investment in our brands and capabilities, and reducing our leverage.  With our balance sheet in a strong position, we have resumed share repurchase activity in the fourth quarter.  We’re continuing to advance our Accelerate strategy, including yesterday’s announcement of our proposed divestiture of our European Yoplait business.  Looking ahead, we remain focused on strengthening our momentum and emerging from the pandemic a stronger company, even better positioned to drive long-term shareholder value.”

General Mills is executing its Accelerate strategy to drive sustainable, profitable growth and top-tier shareholder returns over the long term.  The strategy focuses on four pillars to create competitive advantages and win:  boldly building brands, relentlessly innovating, unleashing scale, and being a force for good.  The company is prioritizing its core markets, global platforms, and local gem brands that have the best prospects for profitable growth and is committed to reshaping its portfolio with strategic acquisitions and divestitures, including the proposed divestiture of its European Yoplait operations, to further enhance its growth profile.

General Mills expects that changes in consumer behaviors driven by the COVID-19 pandemic will result in ongoing elevated consumer demand for food at home, relative to pre-pandemic levels.  These changes include more time spent working from home and increased consumer appreciation for cooking and baking.  The company plans to capitalize on these opportunities, addressing evolving consumer needs through its leading brands, innovation, and advantaged capabilities to generate profitable growth.

Proposed Divestiture of European Yoplait Operations

General Mills announced yesterday that it entered into a memorandum of understanding to sell its 51 percent controlling interest in its European Yoplait operations to Sodiaal, a leading French dairy cooperative, in exchange for full ownership of the Canadian Yoplait business and a reduced royalty rate for use of the Yoplait and Liberté brands in the United States and Canada.  This growth- and margin-accretive transaction advances General Mills’ portfolio reshaping efforts within its Accelerate strategy.  The proposed transaction is expected to close by the end of calendar 2021, subject to appropriate labor consultations, regulatory filings, and other customary closing conditions.

Third Quarter Results Summary

•	Net sales increased 8 percent to $4.5 billion and organic net sales were up 7 percent, reflecting broad-based market share gains amid elevated at-home food demand resulting from the COVID-19 pandemic.
•

Gross margin increased 80 basis points to 34.4 percent of net sales, driven by favorable net price realization and mix and lower mark-to-market expenses, partially offset by higher input costs.  Adjusted gross margin decreased 90 basis points to 33.0 percent of net sales, driven by higher input costs, including input cost inflation, costs to secure incremental capacity, and higher logistics costs, partially offset by favorable net price realization and mix.

•

Operating profit of $827 million was up 27 percent, primarily driven by higher gross profit dollars and a net gain on investment activity, partially offset by higher selling, general, and administrative (SG&A) expenses.  Operating profit margin of 18.3 percent increased 270 basis points.  Adjusted operating profit of $716 million increased 5 percent in constant currency, driven by higher constant-currency adjusted gross profit dollars, partially offset by higher SG&A expenses, including higher investment in capabilities and media. Adjusted operating profit margin decreased 30 basis points to 15.8 percent.

•

Net earnings attributable to General Mills increased 31 percent to $596 million and diluted EPS increased 30 percent to $0.96, primarily reflecting higher operating profit, partially offset by higher average diluted shares outstanding.  Adjusted diluted EPS totaled $0.82, up 6 percent in constant currency, primarily driven by higher adjusted operating profit and lower net interest expense, partially offset by higher average diluted shares outstanding.

Nine Month Results Summary

•	Net sales increased 8 percent to $13.6 billion and organic net sales also increased 8 percent, reflecting positive pound volume and favorable net price realization and mix.
•

Gross margin increased 120 basis points to 35.8 percent of net sales, driven by favorable net price realization and mix, lower mark-to-market expenses, and lower restructuring charges recorded in cost of sales, partially offset by higher input costs.  Adjusted gross margin increased 10 basis points to 34.9 percent of net sales, driven by favorable net price realization and mix, partially offset by higher input costs.

•

Operating profit of $2.6 billion increased 22 percent, primarily driven by higher gross profit dollars, partially offset by higher SG&A expenses, including higher media investment.  Operating profit margin of 19.1 percent was up 220 basis points.  Adjusted operating profit of $2.4 billion increased 11 percent in constant currency, driven by higher constant-currency adjusted gross profit dollars, partially offset by higher SG&A expenses, including higher investment in media and capabilities. Adjusted operating profit margin increased 50 basis points to 17.7 percent.

•

Net earnings attributable to General Mills increased 24 percent to $1.9 billion and diluted EPS of $3.10 increased 22 percent, primarily reflecting higher operating profit, higher after-tax earnings from joint ventures, and lower net interest expense, partially offset by a higher effective tax rate and higher average diluted shares outstanding.  Adjusted diluted EPS of $2.88 was up 14 percent in constant currency, primarily driven by higher adjusted operating profit, higher after-tax earnings from joint ventures, and lower net interest expense, partially offset by higher average diluted shares outstanding and a higher adjusted effective tax rate.

Operating Segment Results

Note:  Tables may not foot due to rounding.

Components of Fiscal 2021 Reported Net Sales Growth
Third Quarter	Volume	Price/Mix	Foreign Exchange	Reported Net Sales
North America Retail	9 pts	--	--	9%
Pet	16 pts	(3) pts	--	14%
Convenience Stores & Foodservice	(7) pts	(3) pts	--	(10)%
Europe & Australia	2 pts	4 pts	9 pts	15%
Asia & Latin America	9 pts	5 pts	(3) pts	12%
Total	5 pts	3 pts	1 pt	8%

Nine Months
North America Retail	12 pts	(1) pt	--	11%
Pet	14 pts	(1) pt	--	13%
Convenience Stores & Foodservice	(9) pts	(3) pts	--	(12)%
Europe & Australia	--	4 pts	6 pts	10%
Asia & Latin America	12 pts	1 pt	(6) pts	8%
Total	5 pts	3 pts	--	8%

Components of Fiscal 2021 Organic Net Sales Growth
Third Quarter	Organic Volume	Organic Price/Mix	Organic Net Sales	Foreign Exchange	Acquisitions & Divestitures	Reported Net Sales
North America Retail	9 pts	--	9%	--	--	9%
Pet	16 pts	(3) pts	14%	--	--	14%
Convenience Stores & Foodservice	(7) pts	(3) pts	(10)%	--	--	(10)%
Europe & Australia	2 pts	4 pts	7%	9 pts	(1) pt	15%
Asia & Latin America	9 pts	5 pts	14%	(3) pts	--	12%
Total	5 pts	3 pts	7%	1 pt	--	8%

Nine Months
North America Retail	12 pts	(1) pt	11%	--	--	11%
Pet	14 pts	(1) pt	13%	--	--	13%
Convenience Stores & Foodservice	(9) pts	(3) pts	(12)%	--	--	(12)%
Europe & Australia	1 pt	5 pts	5%	6 pts	(1) pt	10%
Asia & Latin America	12 pts	1 pt	13%	(6) pts	--	8%
Total	5 pts	3 pts	8%	--	--	8%

Fiscal 2021 Segment Operating Profit Growth
Third Quarter	% Change as Reported	% Change in Constant Currency
North America Retail	14%	14%
Pet	9%	9%
Convenience Stores & Foodservice	(31)%	(31)%
Europe & Australia	33%	24%
Asia & Latin America	48%	18%
Total	9%	8%

Nine Months
North America Retail	15%	15%
Pet	22%	22%
Convenience Stores & Foodservice	(29)%	(29)%
Europe & Australia	46%	40%
Asia & Latin America	47%	24%
Total	12%	12%

North America Retail Segment

Third-quarter net sales for General Mills’ North America Retail segment increased 9 percent to $2.73 billion, reflecting positive competitive performance amid elevated demand for food at home due to the pandemic.  Organic net sales increased 9 percent, driven by higher organic pound volume.  Net sales increased 15 percent in U.S. Meals & Baking, 13 percent in Canada, 9 percent in U.S. Cereal, and 3 percent in U.S. Yogurt.  U.S. Snacks net sales were down 3 percent.  Segment operating profit increased 14 percent to $606 million, primarily driven by higher volume, HMM cost savings, and fixed cost leverage in the supply chain, partially offset by input cost inflation, costs to secure incremental capacity, and higher logistics costs.

Through nine months, North America Retail segment net sales increased 11 percent to $8.36 billion.  Organic net sales were also up 11 percent.  The company continued to compete effectively in the segment, including holding or growing year-to-date market share in 7 of its 10 largest U.S. categories and driving strong share growth in Canada.  Segment operating profit totaled $2.0 billion, up 15 percent from a year ago primarily due to higher volume, HMM cost savings, and fixed cost leverage in the supply chain, partially offset by input cost inflation, costs to secure incremental capacity, unfavorable product mix, and higher media and other SG&A expenses.

Pet Segment

Third-quarter net sales for the Pet segment increased 14 percent to $436 million, with positive contributions from volume growth partially offset by unfavorable net price realization and mix, including launch investments for the new Tastefuls product line.  The BLUE brand continued to win with pet parents across sub-segments, including double-digit net sales growth for both dog food and cat food.  Segment operating profit increased 9 percent to $102 million, primarily driven by higher volume, partially offset by unfavorable net price realization and mix, higher input costs, and higher SG&A expenses.

Through nine months, Pet segment net sales increased 13 percent to $1.29 billion, driven primarily by positive contributions from volume growth.  The BLUE brand continued to gain market share in measured channels in the first nine months of the year.  Segment operating profit increased 22 percent to $312 million, primarily driven by higher volume and benefits from HMM cost savings, partially offset by input cost inflation, higher media investment, and unfavorable net price realization and mix.

Convenience Stores & Foodservice Segment

Third-quarter net sales for the Convenience Stores & Foodservice segment declined 10 percent to $417 million, reflecting reduced away-from-home food demand related to the pandemic.  Lower consumer traffic and other virus-related restrictions negatively impacted the segment’s key away-from-home channels including restaurants, schools, and lodging.  Segment operating profit of $64 million was down 31 percent, driven by lower net sales and fixed cost deleverage in the supply chain.

Through nine months, Convenience Stores & Foodservice net sales decreased 12 percent to $1.25 billion.  Strong operator partnerships and innovation led to year-to-date market share gains in measured channels.  Segment operating profit of $212 million was down 29 percent, driven by lower net sales and fixed cost deleverage in the supply chain.

Europe & Australia Segment

Third-quarter net sales for the Europe & Australia segment increased 15 percent to $484 million, primarily driven by 9 points of favorable foreign currency exchange and positive net price realization and mix.  Organic net sales increased 7 percent, led by growth for Old El Paso Mexican food and Häagen-Dazs ice cream.  Segment operating profit of $29 million was up 33 percent as reported and up 24 percent in constant currency, primarily driven by favorable net price realization and mix, higher pound volume, and lower SG&A expenses, partially offset by higher input costs.

Through nine months, Europe & Australia net sales increased 10 percent to $1.44 billion, including 6 points of favorable foreign currency exchange.  Organic net sales increased 5 percent.  The segment held or grew year-to-date market share in France, the U.K., and Australia, its three largest markets.  Segment operating profit of $118 million was up 46 percent as reported and up 40 percent in constant currency, primarily driven by higher net sales, including favorable net price realization and mix, partially offset by higher input costs.

Asia & Latin America Segment

Third-quarter net sales for the Asia & Latin America segment increased 12 percent to $456 million, driven by volume growth and favorable net price realization and mix, partially offset by 3 points of unfavorable foreign currency exchange.  Organic net sales increased 14 percent.  Elevated at-home food demand stemming from the pandemic resulted in strong net sales growth for Yoki meals and snacks and Kitano seasonings in Brazil and Betty Crocker dessert mixes in the Middle East.  Häagen-Dazs ice cream net sales in Asia were up double-digits, reflecting the comparison against pandemic-driven shops closures in the prior-year period.  Segment operating profit of $12 million was up 48 percent as reported and up 18 percent in constant currency, driven by higher net sales, partially offset by higher input costs.

Through nine months, Asia & Latin America net sales increased 8 percent to $1.27 billion, driven by higher volume and favorable net price realization and mix, partially offset by 6 points of unfavorable foreign currency exchange.  Organic net sales increased 13 percent.  Segment operating profit of $62 million was up 47 percent as reported and up 24 percent in constant currency, driven by higher net sales and favorable foreign currency exchange, partially offset by higher input costs and higher SG&A expenses.

Joint Venture Summary

Third-quarter net sales for Cereal Partners Worldwide (CPW) increased 5 percent in constant currency, and constant-currency net sales for Häagen-Dazs Japan (HDJ) were up 1 percent.  Combined after-tax earnings from joint ventures increased 9 percent to $12 million, primarily driven by higher net sales at CPW.  Through nine months, after-tax earnings from joint ventures increased 56 percent to $90 million, primarily driven by higher net sales at CPW and HDJ.

Other Income Statement Items

Unallocated corporate items totaled $24 million net income in the third quarter of fiscal 2021, compared to $92 million net expense a year ago.  Excluding mark-to-market valuation effects and other items affecting comparability, unallocated corporate items totaled $98 million net expense this year compared to $73 million net expense last year.

Restructuring, impairment, and other exit costs totaled $11 million in the third quarter compared to $6 million a year ago.  An additional $1 million of restructuring and project-related charges was recorded in cost of sales this year compared to $7 million a year ago (please see Note 2 below for more information on these charges).

Net interest expense totaled $106 million in the third quarter compared to $110 million a year ago, primarily driven by lower rates, partially offset by a $4 million charge related to a debt exchange executed in the quarter.  The effective tax rate in the quarter was 21.5 percent compared to 20.7 percent last year (please see Note 6 below for more information on our effective tax rate).  The adjusted effective tax rate was 21.6 percent compared to 21.0 percent a year ago.

Cash Flow Generation and Cash Returns

Cash provided by operating activities increased 2 percent to $2.21 billion through nine months of fiscal 2021, primarily driven by higher net earnings, partially offset by changes in inventory.  Capital investments totaled $346 million compared to $269 million a year ago.  Dividends paid totaled $932 million in the first nine months of the year and average diluted shares outstanding increased 1 percent to 620 million.

Outlook

General Mills expects that the COVID-19 pandemic will drive continued elevated consumer demand for food at home, relative to pre-pandemic levels, through the remainder of fiscal 2021.  The company expects full-year organic net sales to increase approximately 3.5 percent, reflecting strong year-to-date growth, partially offset by a difficult comparison in the fourth quarter reflecting the initial pandemic-driven surge in at-home food demand as well as the extra month of results in the Pet segment.  On the bottom line, better-than-expected first-half adjusted operating profit margin results are now expected to be offset by higher input cost inflation and higher logistics costs in the second half.  As a result, full-year fiscal 2021 adjusted operating profit margin is expected to be approximately in line with fiscal 2020 levels, consistent with the guidance the company outlined at the beginning of the year.

General Mills will issue pre-recorded management remarks today, March 24, 2021, at approximately 6:30 a.m. Central time (7:30 a.m. Eastern time) and will hold a live, webcasted question and answer session beginning at 8:00 a.m. Central time (9:00 a.m. Eastern time).  The pre-recorded remarks and the webcast will be made available at www.generalmills.com/investors.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook”, and statements made by Mr. Harmening, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; disruptions or inefficiencies in the supply chain, including any impact of the COVID-19 pandemic; competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including tax legislation, labeling and advertising regulations, and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; effectiveness of restructuring and cost saving initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war.  The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 23,		Feb. 28,	Feb. 23,
	2021	2020	% Change	2021	2020	% Change
Net sales	$4,520.0	$4,180.3	8%	$13,603.4	$12,603.6	8%
Cost of sales	2,966.1	2,777.1	7%	8,738.0	8,241.8	6%
Selling, general, and administrative expenses	716.3	746.6	(4)%	2,256.6	2,224.5	1%
Restructuring, impairment, and other exit costs	11.0	5.8	90%	11.9	12.9	(8)%
Operating profit	826.6	650.8	27%	2,596.9	2,124.4	22%
Benefit plan non-service income	(33.4)	(30.3)	10%	(99.6)	(90.7)	10%
Interest, net	106.0	109.8	(3)%	317.7	347.9	(9)%
Earnings before income taxes and after-tax earnings from joint ventures	754.0	571.3	32%	2,378.8	1,867.2	27%
Income taxes	162.0	118.2	37%	522.2	340.9	53%
After-tax earnings from joint ventures	11.8	10.8	9%	89.5	57.5	56%
Net earnings, including earnings attributable to redeemable and noncontrolling interests	603.8	463.9	30%	1,946.1	1,583.8	23%
Net earnings attributable to redeemable and noncontrolling interests	8.1	9.8	(17)%	23.1	28.3	(18)%
Net earnings attributable to General Mills	$595.7	$454.1	31%	$1,923.0	$1,555.5	24%
Earnings per share – basic	$0.97	$0.75	29%	$3.13	$2.56	22%
Earnings per share – diluted	$0.96	$0.74	30%	$3.10	$2.54	22%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28,	Feb. 23,	Basis Pt	Feb. 28,	Feb. 23,	Basis Pt
Comparisons as a % of net sales:	2021	2020	Change	2021	2020	Change
Gross margin	34.4%	33.6%	80	35.8%	34.6%	120
Selling, general, and administrative expenses	15.8%	17.9%	(210)	16.6%	17.6%	(100)
Operating profit	18.3%	15.6%	270	19.1%	16.9%	220
Net earnings attributable to General Mills	13.2%	10.9%	230	14.1%	12.3%	180

	Quarter Ended			Nine-Month Period Ended
Comparisons as a % of net sales excluding	Feb. 28,	Feb. 23,	Basis Pt	Feb. 28,	Feb. 23,	Basis Pt
certain items affecting comparability (a):	2021	2020	Change	2021	2020	Change
Adjusted gross margin	33.0%	33.9%	(90)	34.9%	34.8%	10
Adjusted operating profit	15.8%	16.1%	(30)	17.7%	17.2%	50
Adjusted net earnings attributable to General Mills	11.2%	11.4%	(20)	13.1%	12.2%	90
(a) See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2021	Feb. 23, 2020	% Change	Feb. 28, 2021	Feb. 23, 2020	% Change
Net sales:
North America Retail	$2,726.8	$2,501.9	9%	$8,355.3	$7,554.1	11%
Europe & Australia	484.2	421.9	15%	1,442.6	1,308.9	10%
Pet	436.3	383.5	14%	1,288.0	1,140.0	13%
Asia & Latin America	455.6	408.2	12%	1,268.3	1,177.3	8%
Convenience Stores & Foodservice	417.1	464.8	(10)%	1,249.2	1,423.3	(12)%
Total	$4,520.0	$4,180.3	8%	$13,603.4	$12,603.6	8%

Operating profit:
North America Retail	$605.7	$532.0	14%	$2,002.8	$1,734.4	15%
Europe & Australia	29.4	22.1	33%	118.3	81.1	46%
Pet	102.3	94.0	9%	311.9	255.7	22%
Asia & Latin America	12.0	8.1	48%	62.5	42.6	47%
Convenience Stores & Foodservice	63.7	92.1	(31)%	211.6	298.4	(29)%
Total segment operating profit	$813.1	$748.3	9%	2,707.1	$2,412.2	12%
Unallocated corporate items	(24.5)	91.7	NM	98.3	274.9	(64)%
Restructuring, impairment, and other exit costs	11.0	5.8	90%	11.9	12.9	(8)%
Operating profit	$826.6	$650.8	27%	$2,596.9	$2,124.4	22%

	Quarter Ended			Nine-Month Period Ended
	Feb. 28, 2021	Feb. 23, 2020	Basis Pt Change	Feb. 28, 2021	Feb. 23, 2020	Basis Pt Change
Segment operating profit as a % of net sales:
North America Retail	22.2%	21.3%	90	24.0%	23.0%	100
Europe & Australia	6.1%	5.2%	90	8.2%	6.2%	200
Pet	23.4%	24.5%	(110)	24.2%	22.4%	180
Asia & Latin America	2.6%	2.0%	60	4.9%	3.6%	130
Convenience Stores & Foodservice	15.3%	19.8%	(450)	16.9%	21.0%	(410)
Total segment operating profit	18.0%	17.9%	10	19.9%	19.1%	80

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets
GENERAL MILLS, INC. AND SUBSIDIARIES
(In Millions, Except Par Value)

	Feb. 28, 2021	Feb. 23, 2020	May 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,754.2	$606.9	$1,677.8
Receivables	1,776.2	1,731.1	1,615.1
Inventories	1,758.8	1,542.1	1,426.3
Prepaid expenses and other current assets	323.2	428.4	402.1
Total current assets	6,612.4	4,308.5	5,121.3
Land, buildings, and equipment	3,505.5	3,535.0	3,580.6
Goodwill	14,034.6	13,950.8	13,923.2
Other intangible assets	7,148.3	7,108.4	7,095.8
Other assets	1,348.0	1,346.0	1,085.8
Total assets	$32,648.8	$30,248.7	$30,806.7
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,391.6	$2,931.5	$3,247.7
Current portion of long-term debt	3,899.8	863.7	2,331.5
Notes payable	184.6	1,174.6	279.0
Other current liabilities	2,113.7	1,726.8	1,633.3
Total current liabilities	9,589.7	6,696.6	7,491.5
Long-term debt	9,766.6	11,589.6	10,929.0
Deferred income taxes	2,006.2	2,027.2	1,947.1
Other liabilities	1,502.4	1,536.6	1,545.0
Total liabilities	22,864.9	21,850.0	21,912.6
Redeemable interest	596.0	538.6	544.6
Stockholders' equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,353.8	1,334.9	1,348.6
Retained earnings	16,655.0	15,360.0	15,982.1
Common stock in treasury, at cost, shares of 142.8, 148.8 and 144.8	(6,351.3)	(6,610.8)	(6,433.3)
Accumulated other comprehensive loss	(2,842.7)	(2,584.5)	(2,914.4)
Total stockholders' equity	8,890.3	7,575.1	8,058.5
Noncontrolling interests	297.6	285.0	291.0
Total equity	9,187.9	7,860.1	8,349.5
Total liabilities and equity	$32,648.8	$30,248.7	$30,806.7

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
GENERAL MILLS, INC. AND SUBSIDIARIES
(Unaudited) (In Millions)
	Nine-Month Period Ended
	Feb. 28, 2021	Feb. 23, 2020
Cash Flows - Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$1,946.1	$1,583.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	454.5	456.4
After-tax earnings from joint ventures	(89.5)	(57.5)
Distributions of earnings from joint ventures	41.9	37.7
Stock-based compensation	69.5	66.0
Deferred income taxes	110.9	1.7
Pension and other postretirement benefit plan contributions	(25.7)	(21.7)
Pension and other postretirement benefit plan costs	(25.5)	(23.2)
Restructuring, impairment, and other exit costs	5.7	20.6
Changes in current assets and liabilities	(145.4)	91.3
Other, net	(134.6)	4.7
Net cash provided by operating activities	2,207.9	2,159.8
Cash Flows - Investing Activities
Purchases of land, buildings, and equipment	(346.4)	(269.4)
Investments in affiliates, net	18.1	(40.9)
Proceeds from disposal of land, buildings, and equipment	1.8	0.9
Other, net	(5.5)	4.8
Net cash used by investing activities	(332.0)	(304.6)
Cash Flows - Financing Activities
Change in notes payable	(96.9)	(282.9)
Issuance of long-term debt	1,576.5	867.8
Payment of long-term debt	(1,159.0)	(1,396.5)
Debt exchange participation incentive cash payment	(201.4)	-
Proceeds from common stock issued on exercised options	39.4	109.4
Purchases of common stock for treasury	(0.6)	(2.8)
Dividends paid	(932.4)	(895.4)
Distributions to noncontrolling and redeemable interest holders	(47.9)	(70.4)
Other, net	(30.4)	(20.6)
Net cash used by financing activities	(852.7)	(1,691.4)
Effect of exchange rate changes on cash and cash equivalents	53.2	(6.9)
Increase in cash and cash equivalents	1,076.4	156.9
Cash and cash equivalents - beginning of year	1,677.8	450.0
Cash and cash equivalents - end of period	$2,754.2	$606.9
Cash Flow from changes in current assets and liabilities:
Receivables	$(119.2)	$(60.3)
Inventories	(302.2)	2.5
Prepaid expenses and other current assets	58.8	54.8
Accounts payable	154.7	119.9
Other current liabilities	62.5	(25.6)
Changes in current assets and liabilities	$(145.4)	$91.3

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)

The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

In the first quarter of fiscal 2021, we adopted new accounting requirements related to the measurement of credit losses on financial instruments, including trade receivables. The new standard and subsequent amendments replace the incurred loss impairment model with a forward-looking expected credit loss model, which will generally result in earlier recognition of credit losses. Our allowance for doubtful accounts represents our estimate of expected credit losses related to our trade receivables. We pool our trade receivables based on similar risk characteristics, such as geographic location, business channel, and other account data. To estimate our allowance for doubtful accounts, we leverage information on historical losses, asset-specific risk characteristics, current conditions, and reasonable and supportable forecasts of future conditions. Account balances are written off against the allowance when we deem the amount is uncollectible. We adopted the requirements of the new standard and subsequent amendments using the modified retrospective transition approach, and recorded a decrease to retained earnings of $6 million after-tax.

(2)	Restructuring and impairment charges and project-related costs are recorded in our Consolidated Statements of Earnings as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions	Feb. 28, 2021	Feb. 23, 2020	Feb. 28, 2021	Feb. 23, 2020
Restructuring, impairment, and other exit costs	$11.0	$5.8	$11.9	$12.9
Cost of sales	0.7	6.6	1.7	24.3
Total restructuring charges	$11.7	$12.4	$13.6	$37.2
Project-related costs classified in cost of sales	$-	$0.4	$-	$1.1

In the third quarter of fiscal 2021, we approved restructuring actions to leverage more efficient and effective route-to-market models and to optimize our supply chain in our Asia & Latin America segment. We expect to incur approximately $21 million of restructuring charges related to these actions, of which approximately $15 million will be cash. These charges are expected to consist of approximately $10 million of severance and $11 million of other costs, primarily asset write-offs. We recognized $9 million of severance and $3 million of other costs in the third quarter of fiscal 2021 related to these actions. We expect these actions to be completed by the end of the first quarter of fiscal 2022.

(3)

Unallocated corporate items totaled $24 million of income in the third quarter of fiscal 2021 compared to expense of $92 million in the same period in fiscal 2020. We recorded a $56 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the third quarter of fiscal 2021 compared to a $9 million net increase in expense in the same period last year. We recorded $59 million of net gains related to valuation adjustments and the gain on sale of certain corporate investments in the third quarter of fiscal 2021 compared to $3 million of losses related to valuation adjustments in the third quarter of fiscal 2020. We recorded $1 million of restructuring charges in cost of sales in the third quarter of fiscal 2021 compared to $7 million in the same period last year. We also recorded an $8 million favorable adjustment related to a product recall in our international Green Giant business in the third quarter of fiscal 2021.

Unallocated corporate expense totaled $98 million in the nine-month period ended February 28, 2021, compared to $275 million in the same period last year. We recorded a $118 million net decrease in expense related to the mark-to-market valuation of certain commodity positions and grain inventories in the nine-month period ended February 28, 2021, compared to a $1 million net increase in expense in the same period last year. We recorded $78 million of net gains related to valuation adjustments and the gain on sale of certain corporate investments in the nine-month period ended February 28, 2021, compared to $7 million of net losses and the loss on sale of certain corporate investments in the same period last year. In the nine-month period ended February 28, 2021, we recorded $2 million of restructuring charges in cost of sales, compared to $24 million of restructuring charges and $1 million of restructuring initiative project-related costs in cost of sales in the same period last year.

(4)

In the third quarter of fiscal 2021, we completed an offer to exchange certain series of outstanding notes for a combination of newly issued notes and cash. Holders exchanged $604 million of notes previously issued with rates between 4.15 percent and 5.4 percent for $605 million of newly issued 3.0 percent fixed-rate notes due February 1, 2051 and $201 million of cash, representing a participation incentive.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Nine-Month Period Ended
In Millions, Except per Share Data	Feb. 28, 2021	Feb. 23, 2020	Feb. 28, 2021	Feb. 23, 2020
Net earnings attributable to General Mills	$595.7	$454.1	$1,923.0	$1,555.5
Average number of common shares - basic EPS	615.0	607.9	614.6	607.1
Incremental share effect from: (a)
Stock options	2.0	2.6	2.6	2.8
Restricted stock units and performance share units	2.4	2.3	2.4	2.2
Average number of common shares - diluted EPS	619.4	612.8	619.6	612.1
Earnings per share – basic	$0.97	$0.75	$3.13	$2.56
Earnings per share – diluted	$0.96	$0.74	$3.10	$2.54
(a)	Incremental shares from stock options, restricted stock units, and performance share units are computed by the treasury stock method.

(6)

The effective tax rate for the third quarter of fiscal 2021 was 21.5 percent compared to 20.7 percent for the third quarter of fiscal 2020. The 0.8 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in the third quarter of fiscal 2020, partially offset by favorable changes in earnings mix by jurisdiction in fiscal 2021. Our adjusted effective tax rate was 21.6 percent in the third quarter of fiscal 2021 compared to 21.0 percent in the same period last year (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.6 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2020, partially offset by favorable changes in earnings mix by jurisdiction in fiscal 2021.

The effective tax rate for the nine-month period ended February 28, 2021, was 22.0 percent compared to 18.3 percent for the same period last year. The 3.7 percentage point increase was primarily due to a $53 million net benefit related to the reorganization of certain wholly owned subsidiaries and certain nonrecurring discrete tax benefits in fiscal 2020, partially offset by favorable changes in earnings mix by jurisdiction in fiscal 2021. Our adjusted effective tax rate was 21.9 percent in the nine-month period ended February 28, 2021, compared to 21.3 percent in the same period of fiscal 2020 (see Note 7 below for a description of our use of measures not defined by GAAP). The 0.6 percentage point increase was primarily due to certain nonrecurring discrete tax benefits in fiscal 2020, partially offset by favorable changes in earnings mix by jurisdiction in fiscal 2021.

(7)

We have included measures in this release that are not defined by GAAP. For each of these non-GAAP financial measures, we are providing below a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why we believe the non-GAAP measure provides useful information to investors and any additional material purposes for which our management or Board of Directors uses the non-GAAP measure. These non-GAAP measures should be viewed in addition to, and not in lieu of, the comparable GAAP measure.

We provide organic net sales growth rates for our consolidated net sales and segment net sales. This measure is used in reporting to our Board of Directors and executive management and as a component of the Board of Directors’ measurement of our performance for incentive compensation purposes. We believe that organic net sales growth rates provide useful information to investors because they provide transparency to underlying performance in our net sales by excluding the effect that foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable, have on year-to-year comparability. A reconciliation of these measures to reported net sales growth rates, the relevant GAAP measures, are included in our Operating Segment Results above.

Certain measures in this release are presented excluding the impact of foreign currency exchange (constant-currency). To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. We believe that these constant-currency measures provide useful information to investors because they provide transparency to underlying performance by excluding the effect that foreign currency exchange rate fluctuations have on period-to-period comparability given volatility in foreign currency exchange markets.

Also, certain measures in this release are presented on an adjusted basis. The adjustments are either items resulting from infrequently occurring events or items that, in management’s judgment, significantly affect the year-to-year assessment of operating results.

Our outlook for organic net sales growth and adjusted operating profit margin are non-GAAP financial measures that exclude, or have otherwise been adjusted for, items impacting comparability, including the effect of foreign currency exchange rate fluctuations, acquisitions, divestitures, and a 53rd week, when applicable. We are not able to reconcile these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of changes in foreign currency exchange rates or the timing of acquisitions and divestitures throughout fiscal 2021. The unavailable information could have a significant impact on our fiscal 2021 GAAP financial results.

For fiscal 2021, we currently expect: foreign currency exchange rates (based on a blend of forward and forecasted rates and hedge positions), acquisitions, divestitures, and a 53rd week to reduce net sales growth by approximately 1 percentage point.  Restructuring charges and project-related costs related to actions previously announced to total approximately $24 million.

Adjusted Operating Profit Growth on a Constant-currency Basis

This measure is used in reporting to our Board of Directors and executive management and as a component of the measurement of our performance for incentive compensation purposes. We believe that this measure provides useful information to investors because it is the operating profit measure we use to evaluate operating profit performance on a comparable year-to-year basis. The measure is evaluated on a constant-currency basis by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given the volatility in foreign currency exchange rates.

Our adjusted operating profit growth on a constant-currency basis is calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 28, 2021	Feb. 23, 2020	Change		Feb. 28, 2021	Feb. 23, 2020	Change
Operating profit as reported	$826.6	$650.8	27%		$2,596.9	$2,124.4	22%
Mark-to-market effects (a)	(55.7)	8.6			(118.0)	1.0
Investment activity, net (b)	(59.3)	3.0			(78.3)	6.7
Restructuring charges (c)	11.7	12.4			13.6	37.2
Project-related costs (c)	-	0.4			-	1.1
Product recall adjustment, net (d)	(7.8)	-			(0.7)	-
Adjusted operating profit	$715.6	$675.1	6%		$2,413.6	$2,170.3	11%
Foreign currency exchange impact			1	pt			1	pt
Adjusted operating profit growth, on a constant-currency basis			5%				11%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)

Restructuring charges for Asia & Latin America route-to-market and supply chain optimization actions and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 2.

(d)	Net product recall adjustment related to our international Green Giant business. See Note 3.

Adjusted Diluted EPS and Related Constant-currency Growth Rate

This measure is used in reporting to our Board of Directors and executive management. We believe that this measure provides useful information to investors because it is the profitability measure we use to evaluate earnings performance on a comparable year-to-year basis.

The reconciliation of our GAAP measure, diluted EPS, to adjusted diluted EPS and the related constant-currency growth rate follows:

	Quarter Ended			Nine-Month Period Ended
Per Share Data	Feb. 28, 2021	Feb. 23, 2020	Change	Feb. 28, 2021	Feb. 23, 2020	Change
Diluted earnings per share, as reported	$0.96	$0.74	30%	$3.10	$2.54	22%
Mark-to-market effects (a)	(0.07)	0.01		(0.15)	-
Investment activity, net (b)	(0.08)	-		(0.10)	-
Restructuring charges (c)	0.02	0.02		0.02	0.05
Product recall adjustment, net (d)	(0.01)	-		-	-
Tax item (e)	-	-		-	(0.09)
CPW restructuring charges (f)	-	0.01		-	0.01
Adjusted diluted earnings per share	$0.82	$0.77	6%	$2.88	$2.51	15%
Foreign currency exchange impact			Flat			1	pt
Adjusted diluted earnings per share growth, on a constant-currency basis			6%			14%

Note: Table may not foot due to rounding.

(a)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(b)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(c)

Restructuring charges for Asia & Latin America route-to-market and supply chain optimization actions and previously announced restructuring actions in fiscal 2021. Restructuring charges for previously announced restructuring actions in fiscal 2020. See Note 2.

(d)	Net product recall adjustment related to our international Green Giant business. See Note 3.
(e)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 6.
(f)	CPW restructuring charges related to previously announced restructuring actions.

See our reconciliation below of the effective income tax rate as reported to the adjusted effective income tax rate for the tax impact of each item affecting comparability.

Adjusted Earnings Comparisons as a Percent of Net Sales

We believe that these measures provide useful information to investors because they are important for assessing our adjusted earnings comparisons as a percent of net sales on a comparable year-to-year basis.

Our adjusted earnings comparisons as a percent of net sales are calculated as follows:

	Quarter Ended
In Millions	Feb. 28, 2021		Feb. 23, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,553.9	34.4%	$1,403.2	33.6%
Mark-to-market effects (b)	(55.7)	(1.2)%	8.6	0.2%
Restructuring charges (c)	0.7	-%	6.6	0.2%
Project-related costs (c)	-	-%	0.4	-%
Product recall adjustment (d)	(7.8)	(0.2)%	-	-%
Adjusted gross margin	$1,491.2	33.0%	$1,418.9	33.9%

Operating profit as reported	$826.6	18.3%	$650.8	15.6%
Mark-to-market effects (b)	(55.7)	(1.2)%	8.6	0.2%
Restructuring charges (c)	11.7	0.3%	12.4	0.3%
Project-related costs (c)	-	-%	0.4	-%
Product recall adjustment (d)	(7.8)	(0.2)%	-	-%
Investment activity, net (e)	(59.3)	(1.3)%	3.0	0.1%
Adjusted operating profit	$715.6	15.8%	$675.1	16.1%

Net earnings attributable to General Mills as reported	$595.7	13.2%	$454.1	10.9%
Mark-to-market effects, net of tax (b)(g)	(42.9)	(0.9)%	6.6	0.2%
Restructuring charges, net of tax (c)(g)	9.7	0.2%	8.7	0.2%
Project-related costs, net of tax (c)(g)	-	-%	0.3	-%
Product recall adjustment, net of tax (d)(g)	(6.9)	(0.2)%	-	-%
Investment activity, net, net of tax (e)(g)	(47.6)	(1.1)%	2.3	0.1%
CPW restructuring charges, net of tax (f)	0.3	-%	2.9	0.1%
Adjusted net earnings attributable to General Mills	$508.4	11.2%	$474.8	11.4%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)

Restructuring charges for Asia & Latin America route-to-market and supply chain optimization actions and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 2.

(d)	Product recall adjustment related to our international Green Giant business.
(e)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments of certain corporate investments in fiscal 2020. See Note 3.
(f)	CPW restructuring charges related to previously announced restructuring actions.
(g)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

	Nine-Month Period Ended
In Millions	Feb. 28, 2021		Feb. 23, 2020
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$4,865.4	35.8%	$4,361.8	34.6%
Mark-to-market effects (b)	(118.0)	(0.9)%	1.0	-%
Restructuring charges (c)	1.7	-%	24.3	0.2%
Project-related costs (c)	-	-%	1.1	-%
Product recall adjustment, net (d)	(0.7)	-%	-	-%
Adjusted gross margin	$4,748.5	34.9%	$4,388.2	34.8%

Operating profit as reported	$2,596.9	19.1%	$2,124.4	16.9%
Mark-to-market effects (b)	(118.0)	(0.9)%	1.0	-%
Restructuring charges (c)	13.6	0.1%	37.2	0.3%
Project-related costs (c)	-	-%	1.1	-%
Product recall adjustment, net (d)	(0.7)	-%	-	-%
Investment activity, net (e)	(78.3)	(0.6)%	6.7	0.1%
Adjusted operating profit	$2,413.6	17.7%	$2,170.3	17.2%

Net earnings attributable to General Mills as reported	$1,923.0	14.1%	$1,555.5	12.3%
Mark-to-market effects, net of tax (b)(h)	(90.9)	(0.7)%	0.7	-%
Restructuring charges, net of tax (c)(h)	11.1	0.1%	29.2	0.2%
Project-related costs, net of tax (c)(h)	-	-%	0.9	-%
Product recall adjustment, net, net of tax (d)(h)	(0.6)	-%	-	-%
Investment activity, net, net of tax (e)(h)	(62.2)	(0.5)%	1.6	-%
CPW restructuring charges, net of tax (f)	2.0	-%	4.5	-%
Tax item (g)	-	-%	(53.1)	(0.4)%
Adjusted net earnings attributable to General Mills	$1,782.5	13.1%	$1,539.2	12.2%

Note: Table may not foot due to rounding.

(a)	Net sales less cost of sales.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)

Restructuring charges for Asia & Latin America route-to-market and supply chain optimization actions and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 2.

(d)	Net product recall adjustment related to our international Green Giant business.
(e)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments. See Note 3.
(f)	CPW restructuring charges related to previously announced restructuring actions.
(g)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 6.
(h)	See reconciliation of adjusted effective income tax rate below for tax impact of each adjustment.

Constant-currency Segment Operating Profit Growth Rates

We believe that this measure provides useful information to investors because it provides transparency to underlying performance of our segments by excluding the effect that foreign currency exchange rate fluctuations have on year-to-year comparability given volatility in foreign currency exchange markets.

Our segments’ operating profit growth rates on a constant-currency basis are calculated as follows:

	Quarter Ended Feb. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	14%	Flat		14%
Europe & Australia	33%	9	pts	24%
Pet	9%	Flat		9%
Asia & Latin America	48%	31	pts	18%
Total segment operating profit	9%	1	pt	8%

	Nine-Month Period Ended Feb. 28, 2021
	Percentage Change in Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Operating Profit on Constant-Currency Basis
North America Retail	15%	Flat		15%
Europe & Australia	46%	6	pts	40%
Pet	22%	Flat		22%
Asia & Latin America	47%	23	pts	24%
Total segment operating profit	12%	1	pt	12%
Note: Tables may not foot due to rounding.

Adjusted Effective Income Tax Rate

We believe this measure provides useful information to investors because it presents the adjusted effective income tax rate on a comparable year-to-year basis.

Adjusted effective income tax rates are calculated as follows:

	Quarter Ended				Nine-Month Period Ended
	Feb. 28, 2021		Feb. 23, 2020		Feb. 28, 2021		Feb. 23, 2020
In Millions (Except Per Share Data)	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$754.0	$162.0	$571.3	$118.2	$2,378.8	$522.2	$1,867.2	$340.9
Mark-to-market effects (b)	(55.7)	(12.8)	8.6	1.9	(118.0)	(27.1)	1.0	0.2
Investment activity, net (c)	(59.3)	(11.7)	3.0	0.7	(78.3)	(16.1)	6.7	5.1
Restructuring charges (d)	11.7	2.0	12.4	3.7	13.6	2.5	37.2	8.0
Project-related costs (d)	-	-	0.4	0.1	-	-	1.1	0.2
Product recall adjustment, net (e)	(7.8)	(0.9)	-	-	(0.7)	(0.1)	-	-
Tax item (f)	-	-	-	-	-	-	-	53.1
As adjusted	$643.1	$138.6	$595.6	$124.8	$2,195.5	$481.4	$1,913.1	$407.6
Effective tax rate:
As reported		21.5%		20.7%		22.0%		18.3%
As adjusted		21.6%		21.0%		21.9%		21.3%
Sum of adjustment to income taxes		$(23.4)		$6.4		$(40.8)		$66.6
Average number of common shares - diluted EPS		619.4		612.8		619.6		612.1
Impact of income tax adjustments on adjusted diluted EPS		$(0.03)		$0.01		$(0.06)		$0.11

Note: Table may not foot due to rounding.

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	Net mark-to-market valuation of certain commodity positions recognized in unallocated corporate items. See Note 3.
(c)	Valuation adjustments and the gain on sale of certain corporate investments in fiscal 2021. Valuation adjustments and the loss on sale of certain corporate investments in fiscal 2020. See Note 3.
(d)

Restructuring charges for Asia & Latin America route-to-market and supply chain optimization actions and previously announced restructuring actions in fiscal 2021. Restructuring and project-related charges for previously announced restructuring actions in fiscal 2020. See Note 2.

(e)	Net product recall adjustment related to our international Green Giant business. See Note 3.
(f)	Discrete tax benefit related to the reorganization of certain wholly owned subsidiaries. See Note 6.